Exhibit 99.1 News Release

ERHC Energy Inc. Updates Shareholders on Progress – December 1, 2014

HOUSTON, December 1, 2014 – ERHC Energy Inc. (OTCMKTS:ERHE), a publicly traded American company with oil and gas assets in Sub-Saharan Africa, today issued the following update on Company activities from Dr. Peter Ntephe, president and chief executive officer.

To ERHC Shareholders:

ERHC Energy

I am pleased to update the investment community and other interested parties on ERHC Energy Inc.

1.	We have made remarkable progress in Kenya with our exploration program in Block 11A. With our operating partner, CEPSA Kenya Limited (a wholly owned affiliate of Compañía Española de Petróleos, S.A.U. (CEPSA)), we are poised to proceed directly to drilling within the next 12 to 16 months, following the successful conclusion of our seismic survey on the Block this summer. Drilling will be contingent upon several conditions precedent, but the partners are pursuing the plans with the requisite zeal.

2.	In Chad, the successful completion of aero-magnetic/gravity studies has deepened geological understanding of our Chad Block BDS 2008 and enhanced our assessment of the prospectivity of already identified leads. A seismic study based on the results of the aero-magnetic/gravity studies is the next step and will complete our work program obligations for the first phase of the exploration program. We expect that the survey will enable an upward adjustment of the technical team's prior estimate of up to 200 million barrels (unrisked).

3.	We are currently raising funds through the issuance of convertible notes to pay for our exploration program in Chad and other obligations.

4.	We also continue to pursue other fundraising sources, including a farm-in partner in Chad, private equity investment and private placements of shares.

5.	Global oil markets are, however, experiencing a downturn that has sharply constricted potential sources of funding for exploration companies and exploration work generally.

6.	These pressures have been reflected in ERHC's market capitalization of recent. ERHC's leadership is focused as always on the company's valuation and is examining all aspects of the business, including its shareholding structure, to ensure that the company is placed on the path of the greatest likelihood of success.

7.	The progress in Kenya and Chad bears out our strategic shift to onshore exploration, which is less complex to fund and manage than the legacy deepwater assets that were previously the Company's sole focus.

8.	ERHC's leadership is currently reviewing the strategic significance of the Company's deepwater portfolio. It is essential that we continuously review the viability of our assets to protect the Company through responsible risk management while enhancing value for the long-term.

9.	While these are challenging times for the oil industry, we are very proud of the progress we have made in Kenya and Chad so far in 2014. We look forward to reaching more milestones in 2015. Thank you for your continued interest in ERHC and your trust.

Those with questions are encouraged to reference the Company's SEC filings, which are available at http://erhc.com/secfilings/ or contact Daniel Keeney, ERHC's investor relations representative, at dan@dpkpr.com.

Sincerely,

Peter Ntephe

President and Chief Executive Officer

About ERHC Energy

ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in Africa and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its stockholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production. For more information, visit www.erhc.com.

Cautionary Statement

This press release contains statements concerning ERHC Energy Inc.'s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future stockholders' meetings as well as other matters that are not historical facts or information. Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied. A discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company's ability to exploit its commercial interests in Kenya, Chad, the JDZ and the Exclusive Economic Zone of São Tomé and Príncipe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company's control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.